Exhibit 99
               Susquehanna Media Co. - 2001 First Quarter Results

May 4, 2001


York, PA - Susquehanna Media Co. (Media) reported $66.9 million in consolidated revenues for the first quarter ended March 31, 2001. Revenues grew $1.8 million or 3% over first quarter 2000. Quarterly operating income of $6.3 million represented a $7.3 million or 54% decrease compared to the same quarter in 2000. Adjusted EBITDA of $18.0 million was $4.6 million or 20% lower than last year.


Radio


First quarter revenues of $39.8 million, represent a $1.9 million or 5% decrease compared to the first quarter 2000. Lower revenues resulted from a general decline in the San Francisco economy and a significant decrease in advertising by Internet-related companies. Operating income for the quarter was $4.9 million, a $5.2 million or 51% decline from 2000. First quarter Radio broadcast cash flow of $11.4 million was $4.0 million or 26% below last year. Adjusted EBITDA for 2001 was $9.3 million, a $4.1 million or 31% decrease compared to the same quarter last year.

Results on a same stations basis exclude the Kansas City radio stations acquired in July 2000, and WHMA in Anniston, Alabama, which was moved to Atlanta and launched as WWWQ in January 2001. On a same stations basis, revenues were $38.0, a decline of $3.3 million or 8% from last year. Same stations operating income was $8.2 million, which was $2.1 million or 21% below first quarter 2000. Radio broadcast cash flow on a same stations basis was $13.5 million, which was $2.0 million or 13% lower than last year. Same stations Adjusted EBITDA was $11.5 million, a $1.9 million or 15% decrease from first quarter 2000.


Cable

First quarter revenues totaled $24.7 million, a $2.6 million or an 11% increase over first quarter 2000. Revenue growth came primarily from basic service rate increases and from increased penetration of digital cable and cable modem services. Operating income was $2.6 million for the quarter, a decrease of $0.4 million or 12% from last year. Operating income decreased primarily due to higher depreciation and amortization expenses associated with cable plant rebuilds and higher programming expense. First quarter Cable Adjusted EBITDA was $9.4 million, an increase of $0.7 million or 8% over first quarter 2000. Average monthly revenue per basic subscriber increased from $39.27 to $42.85, an increase of 9% over 2000.

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Other

First quarter revenues totaled $2.4 million, which is a $1.1 million or 85% increase over first quarter 2000. BlazeNet, our Internet access and web design company, generated the other revenues. Operating loss was $1.3 million, which is $1.7 million higher than first quarter 2000. Adjusted EBITDA was $(0.7) million, a $1.3 million decline from the same quarter last year. The increase in operating loss and decline in Adjusted EBITDA was attributable to BlazeNet's web design division.

Cable Performance Share Plan

On April 1, 2001, the second of a three-step change in the valuation of the performance share plan occurred. As noted in Form 10-K, the valuation changes will be completed on April 1, 2002. Second quarter 2001 operating income and Adjusted EBITDA will include a $4.2 million charge for this valuation change.


Radio Employee Stock Plan

On April 1, 2001, the second in a three-step change in the valuation of Radio's Employee Stock Plan's, non-voting Class B common stock occurred. Although no expense or charge against Adjusted EBITDA will be recognized in second quarter 2001, minority interests will increase $23.7 million due to the valuation change.


General

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

The financial information disclosed herein is preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial information for the quarters ended March 31, 2001 and 2000.


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Conference Call

A conference call is scheduled to review Susquehanna Media Co.'s 2001 first quarter results on Tuesday, May 8, 2001 at 11:00 am EDT. To participate in this conference call, please dial (800) 403-2017. The participant code is 244752.

                                  * * * * * * *

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Company's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Company's markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Company's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Company's business, nonrenewal of cable franchises, decreases in the Company's customers advertising and entertainment expenditures and other factors over which the Company may have little or no control.


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                     Susquehanna Media Co. and Subsidiaries
                         Selected Financial Information
               (dollars in thousands, except Cable Operating Data)

                               Three Months Ended
                                    March 31,
                                                   2001            2000
                                                   ----            ----
       Income Statement Data:
        Revenues:
            Radio...........................     $  39,780       $  41,682
            Cable...........................        24,663          22,145
            BlazeNet and Other..............         2,408           1,270
                                                 ---------       ---------
                Total.......................        66,851          65,097
        Operating income....................         6,323          13,617

       Other Data:
        Radio broadcast cash flow (1).......     $  11,411       $  15,445
        Cable cash flow (2).................        10,556           9,700
        Adjusted EBITDA (3)
            Radio...........................         9,292          13,383
            Cable...........................         9,362           8,673
            BlazeNet and other..............          (700)            578
                                                 ---------       ---------
                Total.......................        17,954           2,634
        ESOP expense........................         2,063           1,779
        Interest expense....................        10,287           8,057
        Interest income (4).................         1,547           1,664
        Depreciation and amortization.......         9,288           7,239
        Capital expenditures................         7,248           8,004
        Total Long-term debt................       497,146         392,607

       Cable Operating Data:
        Homes passed........................       258,164         244,267
        Basic Subscribers...................       192,067         188,543
        Internal growth of
        subscribers (5).....................           0.0%            0.6%
        Basic penetration (6)...............          74.4%           77.2%
        Digital terminals (7)...............        22,550           6,912
        Digital terminal penetration (8)....          11.7%            3.7%
        Cable modems (9)....................         9,654           4,742
        Cable modem penetration (10)........          3.7%            1.9%
        Premium units (11)..................        78,372          76,092
        Premium penetration (12)............          40.8%           40.4%
        Average monthly revenue per basic
        subscriber (13).....................      $  42.82        $  39.27
        Cable capital expenditures..........   $ 4,419,000     $ 7,353,000

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           (1)  Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
           (2) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
           (3) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
           (4) Interest income on a loan by Media to its Parent to fund the ESOP.
           (5) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
           (6) Basic penetration represents basic subscribers as a percentage of homes passed.
           (7) Digital terminals represents the aggregate number of digital terminals that are billed for service.
           (8) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
           (9) Cable modems represents the aggregate number of cable modems that are billed for service.
           (10) Cable modem penetration represents cable modems as a percentage of homes passed.
           (11) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.
           (12) Premium penetration represents premium units as a percentage of basic subscribers.
           (13) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

         The financial information disclosed herein is preliminary and may differ from the financial statements.